Contract


between

Com-Advice AG, GrabenstraBe 25, CH-6340 Baar

and

company

                                  Section 1

Com-Advice AG operates a homepage under www.com-advice.com (mineral experts). The homepage is published in German, English Russian and Chinese, and by December 2006 provisionally in Spanish.

Com-Advice AG intends to advertise the above homepage as part of the contest for the IBF World Boxing Championship between Dr. Klitschko and Calvin Brock. As part of these advertising measures, the Com-Advice logo and the Web address www.com-advice.com will be applied to the floor of the boxing ring.

During the course of these advertising measures, Com-Advice AG will actively advertise a maximum of 20 companies on the above homepage. The homepage will also be advertised on a German-speaking TV channel. A newsletter and Top 20 sample portfolio will all be published.

                                  Section 2

Com-Advice AG will advertise the company.



on the homepage specified under Item Section 1 until 10.02.2007.

                                  Section 3

Com-Advice agrees the following further services with the company:

     a) Attendance of the Come-Together Party organised on the occasion of the boxing match specified under Item
             Section 1

     b)      Dinner with Dr. Klitschko

     c)      Flights to New York (Economy class)

     d)      2 nights in a hotel (10.11.2006 to 12.11.2006) in a
             single room in a 5-star hotel in New York

     e) VIP ticket for the boxing match between Dr. Klitschko and Calvin Brock.

The services specified under a) to e) apply for a representative of the company.

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                                  Section 4

The company


will pay for the contractually agreed services a one-off sum of [Euro]
40,000.00.

This amount is due for payment immediately on signature of the contract.

                                  Section 5

The invoice amount specified under Item Section 4 is to be paid into the trusteeship account of the Lawyer Markus Ohlinger, Josef Reiert-Strasse 4, 69190 Walldorf, Germany with the HypoVereinsbank Mannheim, C1,3, 68159 Mannheim, Germany, (sort code 670 201 90) account no. 6380808 (IBAN: DE93 6702 0190 0006 3808 08; SWIFT (BIC): HYVEDEMM489.

                                  Section 6

The contract comes into effect if the amount specified under Item Section 4 is credited to the account by the 07.11.2006.

                                  Section 7

The parties agree on Baar, Switzerland as the place of jurisdiction.



Baar, 30.10.2006                               Place, date



...........................                     .............................
Com-Advice AG
















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